Exhibit 10.60

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Agreement”), dated as of October 22, 2007, is entered into by and between Allozyne, Inc., a Delaware corporation (the “Company”) and Kenneth H. Grabstein (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement dated as of October 7, 2005, as amended by that certain Executive Employment Agreement dated as of July 13, 2007 (the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Original Agreement to clarify the Executive’s stock option compensation and other matters relating thereto.

NOW THEREFORE, the undersigned, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. Amendment. The Company and the Executive agree that Section 2.3 of the Original Agreement shall be amended and restated in its entirety to read as follows:

“Section 2.3 Stock Option Grant.

(a) In addition to and not in lieu of any stock option grants, stock bonuses, restricted stock grants or, other equity compensation awards granted from time to time by the Board to Executive under the Company’s stock option plans including, without limitation, the Company’s 2005 Stock Option Plan (as originally adopted and as the same has been or may be amended, modified, supplemented or restated from time to time in accordance with its terms, the “Plan”), upon the earlier to occur of (x) February 1, 2008 or (y) the date on which the Company receives a final written report from Kroll Associates, Inc. or another third party, which provides a valuation of the Company’s capital stock, including without limitation, its Common Stock, par value $0.001 per share (the “Common Stock”), the Company shall grant to Executive the following stock options under the Plan to acquire shares of Common Stock (the following stock options granted under the Plan are collectively referred to as the “Options”):

(i) To the extent applicable, an incentive stock option to purchase a number of shares of Common Stock, which when combined with the stock option granted to the Executive to purchase 415,000 shares of Common Stock in October 2005 (“Option #1”), is equal to 3.0% of the Fully-Diluted Capital (as defined below) (“Option #2”), the vesting schedule of which shall be as follows (if Executive is an employee of the Company on the following dates): 2.083% shall vest on the last day of each full calendar month beginning on the date of grant (the “Series B Option”; and

(ii) To the extent applicable, an incentive stock option to purchase a number of shares of Common Stock equal to 1.0% of the Fully-Diluted Capital, the vesting schedule of which shall be as follows: such option shall be 100% vested if Executive is employed by the Company on the earlier to occur of (x) the date on which the Company consummates an initial public offering of its securities which raises at least $40 million in net proceeds for the account of the Company and in which the Company is valued at $160 million or greater ; or (y) the date on which the Company consummates a Change of Control (as defined below) which results in net proceeds payable to the Company or the stockholders of the Company, as the case may be, of at least $200 million, provided that the option shall expire four (4) years after the date of its grant if neither (x) or (y) has occurred within that time period.

(b) The exercise price of the Options shall be determined solely by the Board and shall be at least equal to the fair market value of the Common Stock as of the date the Options are granted to Executive. The Options shall he subject to the terms and conditions of the Plan and the related agreements evidencing the Options. As a condition to exercising any Options and receiving any shares of Common Stock issuable in connection with any such exercise, Executive shall execute and become a party to any voting agreement or stock restriction agreement required by the Board.

(c) For purposes hereof, (i) the term “Series B Financing” shall mean any venture capital, institutional or other equity security financing or debt financing with an equity component which is for the account of the Company at which time the aggregate gross proceeds received (or commitments for amounts to be received) by the Company (excluding conversion of the amounts outstanding under certain promissory notes issued by the Company in April 2007) equals or exceeds $10 million and (ii) the term “Fully Diluted Capital” shall mean, without duplication, the aggregate number of shares of Common Stock outstanding immediately after the consummation of the Series B Financing, including, without limitation, all shares of Common Stock issued or issuable upon the conversion of all outstanding shares of the Company’s preferred stock, all shares of Common Stock issued or issuable upon exercise, conversion or exchange in full of all unvested and vested stock options granted under the Plan, all shares of Common Stock reserved for issuance under the Plan and not otherwise subject to options granted under the Plan and any warrants to acquire shares of capital stock of the Company.

(d) Notwithstanding anything to the contrary set forth herein, the Series B Option shall be granted as follows: (1) 60% of the number of shares covered by the Series B Option shall begin vesting immediately after the date of consummation of the First Closing (as defined in that certain Series B Convertible Preferred Stock Purchase Agreement, dated as of October [ ], 2007, by and among the Company and the other parties thereto (as originally executed and as the same has been or may be amended, modified, supplemented or restated from time to time in accordance with its terms the “Purchase Agreement”) in accordance with the provisions of Section 2.6(a)(i) (the “First Tranche”); and (2) if applicable, 40% of the number of shares covered by the Series B Option shall begin vesting immediately after the date of consummation of the Second Closing (as defined in the Purchase Agreement) in accordance with the provisions of Section 2.6(a)(i) (the “Second Tranche”). In connection with the acceleration of vesting contemplated by Section 8.4 of the Series B Option, if such acceleration occurs on or before the consummation of the Second Closing, then, notwithstanding the provision of Section 8.4, the following shall occur: (x) the vesting schedule of the First Tranche shall be accelerated such that 50% of the unvested portion of the First Tranche shall be fully vested; and (y) the Second Tranche shall be automatically cancelled in all respects and shall be null and void. In the event the Second Closing does not occur, the Second Tranche shall be null and void.”

2. Limitations. Except as otherwise provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect.

3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington, without regard to its conflicts of laws provisions.

5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Further Instruments and Actions. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and enforce the rights and obligations pursuant hereto.

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